UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                           (Amendment No.____________)



                          Coddle Creek Financial Corp.
                                (Name of Issuer)


                                     Common
                         (Title of Class of Securities)


                                    191891100
                                 (Cusip Number)



Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with the respect to the subject of class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.         191891100             13G                          Page 2 of 4


--------- ----------------------------------------------------------------------
1         Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Salem Investment Counselors, Inc.
          56-1225913
--------- ----------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group
--------- ----------------------------------------------------------------------
3         SEC Use Only
--------- ----------------------------------------------------------------------
4         Citizenship or Place of Organization
          North Carolina
--------- ----------------------------------------------------------------------
5         Sole Voting Power
          55,460
--------- ----------------------------------------------------------------------
6         Shared Voting Power
--------- ----------------------------------------------------------------------
7         Sole Dispositive Power
          55,460
--------- ----------------------------------------------------------------------
8         Shared Dispositive Power
--------- ----------------------------------------------------------------------
9         Aggregate Amount Beneficially Owned By Each Reporting Person

          55,460
--------- ----------------------------------------------------------------------
10        Check Box if the Aggregate Amount is Row (9) Excludes Certain Shares
--------- ----------------------------------------------------------------------
11        Percent of Class Represented by Amount in Row 9

          7.93%
--------- ----------------------------------------------------------------------
12        Type of Reporting Person

          IA
--------- ----------------------------------------------------------------------

                                                   SCHEDULE 13G      Page 3 of 4
                                                   ------------

Item 1 (a)        Name of Issuer:
                  Coddle Creek Financial Corp.

Item 1 (b)        Address of Issuer's Principal Executive Offices:
                  347 N. Main Street
                  Mooresville, North Carolina 28115

Item 2 (a)        Name of Person Filing:
                  Salem Investment Counselors, Inc.

Item 2 (b)        Address of Principal Business Office:
                  P.O. Box 25427
                  Winston-Salem, North Carolina 27114-5427

Item 2 (c)        Citizenship:
                  North Carolina Corporation

Item 2 (d)        Title of Class of Securities:
                  Common Stock

Item 2 (e)        Cusip Number:
                  191891100

Item 3 (e) [ ]    Investment Advisor registered under Section 203 of the
                  Investment Advisors Act of 1940.

Item 4            Ownership:

                  (a)  Amount beneficially owned: 55,460
                  (b)  Percent of Class: 7.93%
                  (c)  Number of Shares as to which such person has

                  (i)  Sole  power to vote or to direct the vote:  55,460
                  (ii) Shared  power to vote or  direct  the vote:  -0-
                  (iii)Sole power to  dispose or direct the disposition: 55,460
                  (iv) Shared power to dispose or direct the disposition of:-0-

Item 5            N/A

Item 6            N/A

Item 7            N/A

Item 8            N/A

Item 9            N/A

                                            SCHEDULE 13G             Page 4 of 4
                                            ------------



Item 10: Certification:

                  By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                  Signature

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    2/18/00
                                    Date


                               /s/           David            B.            Rea
                              --------------------------------------------------

                                   Signature

                                   David B. Rea, President
                                   Name/Title